Exhibit 99.1

PRESS RELEASE

Available for Immediate Publication: January  25, 2005
Contacts:  Thomas T. Hawker, President / Chief Executive Officer (209) 725-2276
           R. Dale McKinney, EVP / Chief Financial Office (209) 725-7435
           Web Site www.ccow.com

               Capital Corp of the West Announces a $.05 Per Share
                          First Quarter Cash Dividend.


      Merced, California, January 25, 2005 - Capital Corp of the West (NASDAQ:NMS: CCOW), the holding company for County Bank, Central California's Community Bank, announced today, that its board of directors has declared a $.05 per share first quarter 2005 cash dividend for shareholders of record as of February 4, 2005, payable on February 25, 2005.

      "This first quarter 2005, $.05 a share cash dividend marks our fifth consecutive quarter of cash dividends that began in the first quarter of 2004" stated Tom Hawker Chief Executive Officer of Capital Corp of the West. "Economic forecasts for the growth of the Central Valley and our continued success across our broad geographic footprint, as we expand both our range of services and our locations, allows for the continuation of cash dividends."

      Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 27 years of service as "Central California's Community Bank." Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share of the six Central California counties in which it has retail branches. This ranks County Bank fifth out of thirty-nine financial institutions in its market area. For further information about the Company's financial performance, contact Tom Hawker, President & Chief Executive Officer at (209) 725-2276, or R. Dale McKinney Chief Financial Officer, at (209) 725-7435.